Exhibit 99.1

       IMMUNOMEDICS ANNOUNCES APPROVAL OF TWO PROPOSALS AT SPECIAL MEETING
                                 OF STOCKHOLDERS

    - AMENDED EXCHANGE OFFER TERMINATED WITHOUT EXCHANGE OF ANY SECURITIES -

     MORRIS PLAINS, N.J., Aug. 19 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a leading biopharmaceutical company focused on developing monoclonal antibodies, announced the results of stockholder votes taken at a special meeting of stockholders held earlier today. A significant majority of stockholders approved the two proposals presented, thereby authorizing the Company to file an amendment to the Company's certificate of incorporation to increase the authorized common stock by 40 million shares (Proposal 1), and issue common stock upon the conversion of the Company's outstanding 5% Senior Convertible Notes due 2008 and exercise of related Common Stock Warrants in connection with a financing completed on April 29, 2005 (Proposal 2).

     "We are pleased to have received such strong support from our stockholders and hope this clear message from our public stockholders has a positive effect on our stock market listing. With the approval of both proposals, we will be able to use the $14.3 million of the proceeds of the sale of the 2008 Notes and Warrants that are currently held in escrow to help fund our ALLEVIATE trials," commented Cynthia L. Sullivan, President and Chief Executive Officer.

     The approval of Proposal 1 requires a majority of the outstanding shares to be voted FOR the Proposal, whereas Proposal 2 requires a majority of the shares voted to be FOR Proposal 2. Of the 54,073,059 shares of common stock outstanding on July 13, 2005, the record date for the special meeting, 32,638,997 shares (60% of the shares outstanding) voted in favor of Proposal 1 (1,341,949 shares, 2% of the shares outstanding, in total either voted against or abstained), and 33,026,481 shares (97% of the shares voted) voted in favor of Proposal 2 (962,464 shares, 3% of the shares voted, in total either voted against or abstained).

     Additionally, the Company's offer to exchange the 5% Notes and Warrants for a new series of notes and warrants terminated by its terms on August 18, 2005, without exchange of any securities. The Company had offered to exchange the 5% Notes and Warrants for new securities only if 100% of the outstanding securities were tendered.

     None of the 5% Notes or Warrants were converted into or exercised for common stock prior to the special meeting.

     About Immunomedics
     Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus treatment drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

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     This release, in addition to historical information, may contain forward-
looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For More Information:
     Dr. Chau Cheng
     Associate Director, Investor Relations & Business Analysis
     (973) 605-8200, extension 123
     ccheng@immunomedics.com